Exhibit 99.1

Sterling Financial Corporation of Spokane, Wash., Announces Third-Quarter 2010 Operating Results

Newly Recapitalized Bank Reports Continued Progress in Key Areas During Third Quarter

SPOKANE, Wash.--(BUSINESS WIRE)--October 19, 2010--Sterling Financial Corporation (NASDAQ: STSA), (“Sterling”), the bank holding company of Sterling Savings Bank today announced its operating results for the quarter ended Sept. 30, 2010.

Third-Quarter Operating Results

Sterling’s Sept. 30, 2010 results include a net loss of $48.0 million and a one-time, non-cash increase to income available to common shareholders of $84.3 million related to conversion of U.S. Treasury preferred stock into common shares as part of Sterling’s $730 million recapitalization on Aug. 26, 2010. As a result, Sterling reported third quarter 2010 net income attributable to common shareholders of $33.6 million, or $0.02 per common diluted share. This compares to the quarter ended Sept. 30, 2009, wherein Sterling reported a $463.7 million loss attributable to common shareholders, or $8.93 per common share. The Sept. 30, 2009 results included a provision for credit losses of $195.5 million, a non-cash charge for goodwill of $227.6 million and the establishment of an allowance for Sterling’s deferred tax asset of $143.0 million.

During the quarter, Sterling successfully completed several objectives that were integral to its recovery plans.

  On Aug. 2, Sterling completed the merger of Sterling Savings Bank and Golf Saving Bank;
  On Aug. 26, the $730 million recapitalization was completed and the board of directors was reconstituted;
  On Sept. 27, the cease and desist order issued jointly by the FDIC and the Washington Dept. of Financial Institutions was removed from Sterling Savings Bank.

Greg Seibly, Sterling president and chief executive officer, said, “In addition to accomplishing these milestones in the third quarter of 2010, we also demonstrated progress in the company’s key operating strategies: improving the quality and composition of our deposit base; reducing loan exposure to challenged asset classes and borrowers; and making progress in the retooling of the lending capabilities of the organization.”

Key Financial Measures

  Tier 1 leverage ratio was 10.5 percent at Sept. 30, 2010, compared to 2.0 percent at the end of the prior quarter.
  Non-performing loans declined 9 percent to $809.0 million at Sept. 30, 2010, compared to $884.1 million in the prior quarter.
  Allowance for credit losses to total loans was 4.39 percent at Sept. 30, 2010, compared with 4.31 percent at June 30, 2010, and 3.48 percent at Sept. 30, 2009.
  Construction loan exposure decreased 25 percent to $720.1 million during the quarter, compared to $958.8 million at the end of the second quarter 2010 and declined 62 percent from the $1.91 billion total at Sept. 30, 2009.
  Classified asset exposure was 13.3 percent of total assets and totaled $1.34 billion at Sept. 30 2010, reflecting a five percent decline over the linked quarter.
  Loan originations totaled $810.5 million during the third quarter of 2010, an increase of 19 percent over the second quarter of 2010.
  Deposit mix improved with the planned reductions in brokered deposits resulting in deposit funding costs of 1.27 percent during the third quarter of 2010, nine basis points lower than the second quarter of 2010 and 70 basis points below the same period in 2009.
  The number of total transaction accounts increased 3 percent from the third quarter last year.

Corporate Governance

Recent additions to Sterling’s board of directors bring a broad level of financial services experience and regulatory expertise. Les Biller, the former vice chairman and chief operating officer of Wells Fargo & Company, now serves as non-executive chairman of Sterling’s board. Additional board appointments include David A. Coulter, Warburg Pincus managing director and former chairman and chief executive officer of BankAmerica Corp.; Scott Jaeckel, Thomas H. Lee Partners managing director; and Robert H. Hartheimer, a former FDIC division director, investment banker and regulatory consultant.

Recapitalization and Regulatory Update

As part of its $730 million recapitalization on Aug. 26, 2010, Sterling issued 670.8 million shares of common stock at $0.20 per share and 7.3 million shares of Series B and Series D preferred stock convertible into common stock, on an as-converted, common-share basis of $0.20. Sterling also issued warrants for 179.9 million shares as part of the recapitalization. Sterling is expected to have nearly 4.3 billion shares outstanding following the conversion of preferred into common shares and the exercise of all warrants. At Sept. 30, 2010, assuming conversion of the Series B and Series D preferred shares into common stock, Sterling’s book value per common share was $0.20.

On Sept. 27, 2010, Sterling announced receipt of notice from its banking regulators that the cease and desist order put in place in October 2009 with Sterling Savings Bank had been terminated, reflecting a strengthened balance sheet and capital position. Sterling Savings Bank will continue to be subject to certain requirements established by its regulators on an informal basis, including requiring Sterling Savings Bank to maintain Tier 1 capital in an amount that ensures that Sterling Savings Bank’s leverage ratio is at least 8 percent, to meet certain asset quality targets and other requirements.

Capital Management

With the $730 million capital infusion during the third quarter of 2010, Sterling increased total shareholders’ equity to $845.0 million as of Sept. 30, 2010, compared with $193.1 million on June 30, 2010, and $665.8 million on Sept. 30, 2009. Sterling’s ratio of shareholders’ equity to total assets was 8.43 percent at the end of the third quarter of 2010, compared with 1.98 percent at the end of the second quarter of 2010 and 5.61 percent at the end of the third quarter of 2009. As of Sept. 30, 2010, Sterling’s tier 1 leverage ratio was 10.5 percent, and its total risk-based capital ratio was approximately 17.2 percent. This compares to 2.0 percent and 5.8 percent, respectively, in the linked quarter, and 7.0 percent and 11.1 percent, respectively, as of Sept. 30, 2009.

Conversion of U.S. Treasury Preferred Stock

As part of the recapitalization, 303,000 shares of fixed rate, cumulative perpetual preferred stock, Series A, held by the U.S Treasury were converted into 378.75 million shares of common stock at a conversion price of $0.20 per share; the warrant held by Treasury to purchase approximately 6.4 million shares of common stock at an exercise price of $7.06 per share was amended to provide for an exercise price of $0.20 per share for a 10-year term. The book value of the preferred stock, plus accrued dividends, was $84.3 million greater than the $230.9 million fair value of the common stock and the warrant issued to the U.S. Treasury in the exchange. Although the excess book value of $84.3 million is treated as a non-cash increase in income available to common shareholders, it has no effect on Sterling’s overall equity or its regulatory capital.

Preferred Stock Issued in Private Placement

On Aug. 26, 2010, shares of Sterling’s Series B and Series D preferred stock were issued to certain investors, at a price of $0.20 per share on an as-converted, common-share basis, representing a discount to the market price of $0.60 per share. For accounting purposes, the $0.40 per-share discount is considered a beneficial conversion feature. Accordingly, Sterling recorded this discount, $604.6 million in aggregate, as a reduction to preferred stock and as an increase to common stock.

Upon conversion of preferred stock to common stock, the $604.6 million discount will be amortized and treated as a non-cash dividend paid to the preferred shareholders and will result in a non-cash reduction in income available to common shareholders during the period of conversion. The amortization of the discount will have no effect on Sterling's overall equity or its regulatory capital position.

Golf Savings Bank Consolidation

On Aug. 2, 2010, Sterling completed the consolidation of its two subsidiary banks, with the merger of Golf Savings Bank into Sterling Savings Bank. This merger combined the two organizations in a manner that allows Sterling to optimize the resources of both companies and to provide a broad range of cross-functional products and customer support.

Balance Sheet Management

Seibly said, “Over the past year, our efforts to reduce construction exposure have been a key area of focus. While work remains to be done, we have reduced exposure in this category from $1.91 billion at Sept. 30, 2009 to $720.1 million at Sept. 30, 2010. Approximately $238.7 million of this reduction occurred in the third quarter of 2010.”

At Sept, 30, 2010, construction exposure constituted 12 percent of the loan portfolio, down from 23 percent at the same time last year.

	Sept 30,	June 30,	Sept 30,	Annual
	2010	2010	2009	% Change
		(Dollars in thousands)
Total assets	$10,030,043	$9,737,781	$11,873,490	-16%
Gross loans receivable	5,917,830	6,410,530	8,252,668	-28%
Construction loans:
Residential	252,867	380,677	988,827	-74%
Percent of gross loans	4%	6%	12%
Commercial (a)	467,273	578,148	919,239	-49%
Percent of gross loans	8%	9%	11%
Total construction loans	$720,140	$958,825	$1,908,066	-62%
Percent of gross loans	12%	15%	23%

(a) Includes multi-family construction.

Sterling has made progress in enhancing its lending capabilities, originating $810.5 million in total loans during the third quarter of 2010, an increase of 19 percent over the linked quarter. Originations of residential real estate mortgage loans represented $732.1 million of total originations, while consumer loan originations comprised $19.3 million in the third quarter. Most of the loan originations were generated through the Sterling Home Loan Division and included a higher level of residential loan refinancing during this continuing period of unprecedented low mortgage rates.

Sterling’s cash and cash equivalents and securities were $3.44 billion at Sept. 30, 2010, compared to $3.12 billion at Sept. 30, 2009. The increase is primarily due to the net proceeds of the capital raise. During the third quarter of 2010, Sterling increased its investment portfolio to $2.72 billion from $1.96 billion and reduced its cash and cash equivalents to $714.0 million. Sterling’s investment portfolio is largely invested in government-backed securities, serves as a source of interest income and provides additional lending capabilities for the bank in the future.

During the third quarter, Sterling’s deposits declined primarily due to the maturities of brokered deposits, which have fallen by 31 percent from the second quarter of 2010 and by 77 percent over the third quarter of 2009.

Sterling reduced average deposit funding costs by 9 basis points from the second quarter of 2010 and by 70 basis points from the third quarter of 2009.

	Sept 30,	June 30,	Sept 30,	Annual
	2010	2010	2009	% Change
Deposits:		(Dollars in thousands)
Retail	$6,032,085	$6,096,510	$6,224,481	-3%
Brokered	317,503	460,731	1,407,108	-77%
Public	559,626	683,528	645,518	-13%
Total deposits	$6,909,214	$7,240,769	$8,277,107	-17%
				Basis Point
				Change
Deposit funding costs	1.27%	1.36%	1.97%	-0.70%
Net loans to deposits	82%	85%	96%

Operating Results

Net Interest Income

Sterling reported net interest income of $67.4 million for the quarter ended Sept. 30, 2010, compared to $73.1 million in the linked quarter and $87.1 million for the quarter ended Sept. 30, 2009.

	Three Months Ended
	Sept 30,	June 30,	Sept 30,
	2010	2010	2009
	(Dollars in thousands)
Net interest income	$67,435	$73,095	$87,059
Net interest margin	2.77%	2.88%	2.98%

Net interest income reflects a decline in average earning assets, with average loan balances declining nine percent and 24 percent, respectively, over the linked and prior year’s quarter. The net interest margin has also been impacted by the reversal of interest income on non-accrual loans, the carrying cost on non-performing assets, including other real estate owned (OREO), and the increase in lower-yielding cash and securities balances relative to loans.

Interest income reversals on non-performing loans were $17.3 million in the third quarter of 2010, compared to $20.7 million in the second quarter of 2010, and $16.6 million in the third quarter of 2009, and reduced the net interest margin by 70 basis points, 80 basis points, and 56 basis points for these respective periods.

These adverse impacts have been partially offset by a decline in funding costs. The total cost of funding was 1.69 percent in the third quarter of 2010, compared to a total cost of funding of 1.71 percent in the linked quarter and 2.23 percent in the quarter ended Sept. 30, 2009.

Non-Interest Income

Non-interest income includes fee and service-charges income, mortgage banking operations, and other items such as net gains on sales of securities and loan servicing fees. During the third quarter of 2010, non-interest income was $39.7 million, compared to $41.2 million in the second quarter of 2010 and $27.4 million in the third quarter of 2009.

For the quarter ended Sept. 30, 2010, fees and service charges income contributed $13.8 million to non-interest income compared to $14.2 million in the second quarter of 2010 and $15.1 million in the third quarter of 2009. The reduction in fees and service charges income in the linked quarter and year over year is primarily related to lower NSF fees and loan fees.

Income from mortgage banking operations during the third quarter of 2010 was $19.4 million, compared to $11.7 million for the second quarter of 2010 and $9.5 million for the third quarter of 2009. For the third quarter of 2010, total residential mortgage originations were $732.1 million, with residential loan sales of $520.6 million, compared to originations of $622.1 million and residential loan sales of $660.3 million for the second quarter of 2010 and $705.7 million of originations and residential sales of $734.1 million for the third quarter of 2009. The margin on residential loan sales was 2.43 percent for the third quarter of 2010, compared to 2.22 percent for the second quarter of 2010 and 1.40 percent for the third quarter of 2009.

Sterling invests almost exclusively in high-quality agency securities, which during a time of declining interest rates have had significant unrealized gains. During the third quarter, Sterling’s sales of $210.2 million of investment securities generated net gains of $7.0 million, compared with net gains of $15.3 million in the second quarter of 2010 and $825,000 in the third quarter of 2009.

Sales of classified loans of $14.0 million in the third quarter of 2010 resulted in a loss on sale of $354,000, which compares to sales of $69.5 million and a loss of $1.2 million in the linked quarter, and none during the third quarter of 2009.

Non-Interest Expenses

Non-interest expenses were $94.2 million for the third quarter of 2010, compared to $97.3 million in the linked quarter and $90.4 million for the third quarter of 2009. The decline in non-interest expenses over the linked quarter primarily reflects a lower level of OREO expenses and FDIC premiums. The increase compared to the previous year’s third quarter was in part due to higher professional fees and higher commissions related to increased residential lending production levels.

Credit Quality

During the quarter, Sterling continued to address credit quality by identifying and charging off confirmed losses on non-performing loans, significantly reducing its concentration of construction loans and by selling non-performing assets, with an emphasis on higher levels of note sales and short sales in the quarter. Sterling’s cumulative efforts to address credit quality over the last several quarters led to a lower provision for credit losses, a reduced rate of annualized net charge-offs and a reduction in the balance of total classified assets. For the third quarter of 2010, Sterling recorded a $60.9 million provision for credit losses, compared to $70.8 million for the linked quarter, and $195.5 million for the third quarter of 2009.

During the third quarter, Sterling recognized net charge-offs of $77.1 million, a 24 percent decrease compared to $101.8 million in the linked quarter. Net charge-offs were $143.3 million in the third quarter of 2009. Approximately 50 percent of the net charge-offs in the third quarter were related to non-performing construction loans. The allowance for credit losses at Sept. 30, 2010 was $259.5 million, or 4.39 percent of total loans, compared to $275.8 million, or 4.31 percent of total loans, at June 30, 2010, and $287.3 million, or 3.48 percent of total loans, at Sept. 30, 2009.

Classified assets (which include performing substandard loans and non-performing assets) declined $65.2 million, or 5 percent, from the second quarter of 2010, to $1.34 billion at the end of the third quarter of 2010. At the end of the third quarter of 2009, classified assets were $1.25 billion. During the quarter, the largest decreases in classified assets were in the construction portfolio.

Non-performing assets (which include non-performing and restructured loans and OREO) were $979.0 million at Sept. 30, 2010, compared to $1.03 billion at June 30, 2010 and $828.9 million at Sept. 30, 2009. Non-performing residential construction assets declined 29 percent during the third quarter of 2010 and 47 percent year over year.

The increase in commercial real estate non-performing loans was primarily in Northern California. The increase in residential real estate was as a result of higher levels of bridge loans to developers primarily for non-owner occupied units.

Seibly said, “Overall, more than 80 percent of our non-performing loans have been written down to fair value. Sterling has recognized cumulative confirmed losses on these loans of $415.1 million, and we carry them at 61.5 percent of original value on our balance sheet.”

The following table shows an analysis of Sterling’s non-performing assets by loan category and geographic region as of the quarters ended Sept. 30, 2010, June 30, 2010, and Sept. 30, 2009.

Non-performing Asset Analysis
	Sept 30,		June 30,		Sept 30,
	2010		2010		2009
	Amount	%	Amount	%	Amount	%
Residential construction			(Dollars in thousands)
Puget Sound	$87,980	9%	$130,557	13%	$134,730	16%
Portland, OR	59,785	6%	84,222	8%	124,849	15%
Bend, OR	9,413	1%	14,058	1%	22,926	3%
Northern California	15,732	2%	22,701	2%	6,016	1%
Vancouver, WA	14,333	1%	14,995	1%	15,504	2%
Boise, ID	6,310	1%	10,746	1%	23,550	3%
Southern California	5,168	1%	6,761	1%	37,777	5%
Utah	1,200	0%	1,464	0%	5,244	1%
Other	32,307	3%	39,835	4%	71,057	8%
Total residential construction	232,228	24%	325,339	31%	441,653	54%
Commercial construction
Southern California	32,716	3%	38,094	4%	18,375	2%
Puget Sound	52,884	5%	47,682	5%	19,864	2%
Northern California	51,368	5%	30,234	3%	15,741	2%
Other	94,931	10%	101,640	10%	73,326	9%
Total commercial construction	231,899	23%	217,650	22%	127,306	15%
Multi-Family construction
Puget Sound	57,985	6%	53,748	5%	21,724	2%
Portland, OR	10,864	1%	11,497	1%	5,690	1%
Other	31,414	3%	32,042	3%	0	0%
Total multi-family construction	100,263	10%	97,287	9%	27,414	3%
Total construction	564,390	57%	640,276	62%	596,373	72%
Commercial banking	133,407	14%	150,405	15%	100,370	12%
Commercial real estate	116,826	12%	87,726	8%	44,225	5%
Residential real estate	127,770	13%	117,543	11%	68,045	8%
Multi-family real estate	25,640	3%	27,447	3%	13,474	2%
Consumer	10,948	1%	10,040	1%	6,403	1%
Total non-performing assets	$978,981	100%	$1,033,437	100%	$828,890	100%
Specific reserve	(28,269)		(32,128)		(9,898)
Net non-performing assets (1)	$950,712		$1,001,309		$818,992

(1) Net of cumulative confirmed losses on loans and OREO of $588.4 million for Sept. 30, 2010, $592.8 million for June 30, 2010, and $386.2 million for Sept. 30, 2009.

Income Taxes

Sterling uses an estimate of future earnings and an evaluation of its loss carry-back ability and tax planning strategies to determine whether it is more likely than not that it will realize the benefit of its net deferred tax asset. Sterling has determined that it does not meet the required threshold, and therefore as of Sept. 30, 2010 has a $345.0 million allowance against its deferred tax asset. Sterling's deferred tax asset includes approximately $247.0 million of net operating loss carry-forwards as of Sept. 30, 2010.

Third-Quarter 2010 Earnings Conference Call

Sterling plans to host a conference call Oct. 20, 2010 at 8:00 a.m. PDT to discuss the company’s financial results. An audio webcast of the conference call can be accessed at Sterling’s website. To access this audio presentation call, click on the audio webcast icon. Additionally, the conference call may be accessed by telephone. To participate in the conference call, domestic callers should dial 1-773-756-4806 approximately five minutes before the scheduled start time. You will be asked by the operator to identify yourself and provide the password “STERLING” to enter the call. A webcast replay of the conference call will be available on Sterling’s website approximately one hour following the completion of the call. The webcast replay will be offered through Nov. 20, 2010.

Sterling Financial Corporation
CONSOLIDATED BALANCE SHEETS
(in thousands, except per share amounts, unaudited)	Sept 30,	June 30,	Sept 30,
	2010	2010	2009
ASSETS:
Cash and due from banks	$713,991	$823,315	$467,939
Investments and mortgage-backed securities ("MBS")
available for sale	2,708,595	1,940,710	2,489,359
Investments held to maturity	14,322	15,180	167,559
Loans receivable, net	5,665,503	6,140,913	7,968,947
Loans held for sale (at fair value: $314,784, $191,338 and $186,675)	314,784	192,411	187,637
Other real estate owned, net ("OREO")	156,801	135,233	71,187
Office properties and equipment, net	83,527	85,841	91,692
Bank owned life insurance ("BOLI")	167,391	165,805	162,948
Other intangible assets, net	18,153	19,378	23,052
Prepaid expenses and other assets, net	186,976	218,995	243,170
Total assets	$10,030,043	$9,737,781	$11,873,490

LIABILITIES:
Deposits	$6,909,214	$7,240,769	$8,277,107
Advances from Federal Home Loan Bank	837,303	875,134	1,435,809
Repurchase agreements and fed funds	1,034,945	1,023,027	1,092,968
Other borrowings	248,284	248,283	248,280
Accrued expenses and other liabilities	155,250	157,449	153,478
Total liabilities	9,184,996	9,544,662	11,207,642

SHAREHOLDERS' EQUITY:
Preferred stock	0	295,203	293,614
Common stock	1,959,697	963,600	962,933
Accumulated comprehensive loss:
Unrealized gain (loss) on investments and MBS (1)	33,133	31,362	26,279
Accumulated deficit	(1,147,783)	(1,097,046)	(616,978)
Total shareholders' equity	845,047	193,119	665,848
Total liabilities and shareholders' equity	$10,030,043	$9,737,781	$11,873,490

Book value per common share	$1.17	$(1.96)	$7.10
Diluted book value per common share	$0.20	$(1.96)	$7.10
Shareholders' equity to total assets	8.43%	1.98%	5.61%
Common shares outstanding at end of period	722,903,859	52,190,859	52,397,717
Diluted common shares outstanding at end of period	4,260,591,536	52,190,859	52,397,717

(1) Net of deferred income taxes.

Sterling Financial Corporation
CONSOLIDATED STATEMENTS OF INCOME (LOSS)
(in thousands, except per share amounts, unaudited)	Three Months Ended			Nine Months Ended
	Sept 30,	June 30,	Sept 30,	Sept 30,	Sept 30,
	2010	2010	2009	2010	2009
INTEREST INCOME:
Loans	$85,886	$93,885	$119,096	$276,747	$369,967
Mortgage-backed securities	18,127	18,616	27,148	56,569	84,606
Investments and cash	2,641	2,708	2,524	8,039	8,845
Total interest income	106,654	115,209	148,768	341,355	463,418

INTEREST EXPENSE:
Deposits	22,639	25,063	40,606	75,153	133,528
Borrowings	16,580	17,051	21,103	50,782	66,864
Total interest expense	39,219	42,114	61,709	125,935	200,392

Net interest income	67,435	73,095	87,059	215,420	263,026
Provision for credit losses	(60,892)	(70,781)	(195,505)	(220,229)	(341,114)
Net interest income after provision	6,543	2,314	(108,446)	(4,809)	(78,088)

NONINTEREST INCOME:
Fees and service charges	13,826	14,233	15,088	41,094	43,806
Mortgage banking operations	19,409	11,713	9,485	42,354	36,525
Loan servicing fees	(1,120)	(408)	1,146	(382)	1,701
BOLI	1,570	1,560	1,815	5,425	5,221
Gains on sales of securities	7,005	15,349	825	24,265	12,382
Other	(1,032)	(1,219)	(928)	(6,573)	(3,886)
Total noninterest income	39,658	41,228	27,431	106,183	95,749

NONINTEREST EXPENSES:
Employee compensation and benefits	44,077	41,350	41,924	125,875	125,039
Occupancy and equipment	9,489	9,281	12,859	28,246	35,736
OREO	10,456	17,206	9,808	38,585	36,097
Amortization of core deposit intangibles	1,225	1,224	1,225	3,674	3,674
Other	28,976	28,254	24,551	91,135	74,958
Noninterest expenses before impairment charge	94,223	97,315	90,367	287,515	275,504
Goodwill impairment	0	0	227,558	0	227,558
Total noninterest expenses	94,223	97,315	317,925	287,515	503,062

Loss before income taxes	(48,022)	(53,773)	(398,940)	(186,141)	(485,401)
Income tax benefit (provision)	0	0	(60,467)	0	(23,982)
Net loss	(48,022)	(53,773)	(459,407)	(186,141)	(509,383)
Preferred stock dividend	(2,715)	(4,469)	(4,318)	(11,596)	(13,012)
Benefit to common shareholders (1)	84,329	0	0	84,329	0
Net gain (loss) applicable to common shareholders	$33,592	$(58,242)	$(463,725)	$(113,408)	$(522,395)

Earnings per common share - basic	$0.11	$(1.12)	$(8.93)	$(0.81)	$(10.06)
Earnings per common share - diluted	$0.02	$(1.12)	$(8.93)	$(0.81)	$(10.06)

Average common shares outstanding - basic	314,481,750	52,009,290	51,922,871	140,451,899	51,913,907
Average common shares outstanding - diluted	1,698,794,319	52,009,290	51,922,871	140,451,899	51,913,907

(1) The August 26, 2010 conversion of the U.S. Treasury Capital Purchase Program preferred stock into common stock resulted in an increase in income available to common shareholders.

Sterling Financial Corporation
OTHER SELECTED FINANCIAL DATA
(in thousands, unaudited)	Three Months Ended			Nine Months Ended
	Sept 30,	June 30,	Sept 30,	Sept 30,	Sept 30,
	2010	2010	2009	2010	2009
LOAN ORIGINATIONS:
Residential real estate	$732,114	$622,144	$705,721	$1,785,315	$2,362,753
Multifamily real estate	0	977	12,781	1,727	79,416
Commercial real estate	30,666	5,237	18,771	67,992	134,729
Construction:
Residential	3,820	5,671	5,182	13,082	23,830
Multifamily	0	0	0	0	0
Commercial	0	0	13,550	500	30,533
Total construction	3,820	5,671	18,732	13,582	54,363
Consumer - direct	13,772	16,425	50,811	50,761	162,491
Consumer - indirect	5,484	4,400	24,420	17,607	91,025
Commercial banking	24,599	25,352	58,282	95,878	251,536
Total loan origination volume	$810,455	$680,206	$889,518	$2,032,862	$3,136,313

PERFORMANCE RATIOS:
Return on assets	-1.94%	-2.11%	-14.98%	-2.43%	-5.41%
Return on common equity	50.4%	N/A	-257.4%	-244.1%	-88.1%
Operating efficiency	88.0%	85.1%	277.7%	89.4%	140.2%
Non interest expense to assets	3.80%	3.82%	10.37%	3.75%	5.34%
Average assets	$9,825,509	$10,216,996	$12,167,982	$10,254,728	$12,597,102
Average common equity	$264,436	$(80,090)	$714,832	$62,115	$793,148

Regulatory Capital Ratios: (1)
Sterling Financial Corporation:
Tier 1 leverage ratio	10.5%	2.0%	7.0%	10.5%	7.0%
Tier 1 risk-based capital ratio	15.9%	3.0%	9.5%	15.9%	9.5%
Total risk-based capital ratio	17.2%	5.8%	11.1%	17.2%	11.1%
Sterling Savings Bank:
Tier 1 leverage ratio	10.2%	3.4%	6.8%	10.2%	6.8%
Tier 1 risk-based capital ratio	15.7%	5.1%	9.3%	15.7%	9.3%
Total risk-based capital ratio	17.0%	6.5%	10.6%	17.0%	10.6%

OTHER:
Sales of financial products	$37,268	$42,504	$56,422	$114,470	$125,996
FTE employees at end of period (whole numbers)	2,466	2,507	2,600	2,466	2,600

(1) September 30, 2010 Regulatory Capital Ratios are estimates.

Sterling Financial Corporation
OTHER SELECTED FINANCIAL DATA
(in thousands, unaudited)	Sept 30,	June 30,	Sept 30,
	2010	2010	2009
INVESTMENT PORTFOLIO DETAIL:
Available for sale
MBS	$2,489,129	$1,741,395	$2,406,465
Municipal bonds	199,786	178,220	63,482
Other	19,680	21,095	19,412
Total	$2,708,595	$1,940,710	$2,489,359

Held to maturity
Municipal bonds	$0	$0	$149,518
Tax credits	14,322	15,180	18,041
Total	$14,322	$15,180	$167,559

LOAN PORTFOLIO DETAIL:
Residential real estate	$752,763	$778,196	$862,526
Multifamily real estate	445,193	460,393	525,580
Commercial real estate	1,326,971	1,367,122	1,406,977
Construction:
Residential	252,867	380,677	988,827
Multifamily	133,217	158,704	264,399
Commercial	334,056	419,444	654,840
Total construction	720,140	958,825	1,908,066
Consumer - direct	711,297	745,815	812,695
Consumer - indirect	75,896	81,308	355,936
Commercial banking	1,885,570	2,018,871	2,380,888
Gross loans receivable	5,917,830	6,410,530	8,252,668
Deferred loan fees, net	(3,822)	(4,767)	(7,970)
Allowance for losses on loans	(248,505)	(264,850)	(275,751)
Net loans receivable	$5,665,503	$6,140,913	$7,968,947

DEPOSITS DETAIL:
Interest-bearing transaction accounts	$702,052	$770,367	$818,281
Noninterest-bearing transaction accounts	1,011,378	980,039	1,011,443
Savings and money market demand accounts	1,677,831	1,627,336	1,719,640
Time deposits - brokered	317,503	460,731	1,407,108
Time deposits - retail	3,200,450	3,402,296	3,320,635
Total deposits	$6,909,214	$7,240,769	$8,277,107

Number of transaction accounts (whole numbers):
Interest-bearing transaction accounts	47,645	47,999	45,180
Noninterest-bearing transaction accounts	164,913	163,779	162,100
Total transaction accounts	212,558	211,778	207,280

Sterling Financial Corporation
OTHER SELECTED FINANCIAL DATA
(in thousands, unaudited)	Sept 30,	June 30,	Sept 30,
	2010	2010	2009
ALLOWANCE FOR CREDIT LOSSES:
Allowance - loans, beginning of quarter	$264,850	$294,798	$223,709
Provision	60,800	71,901	195,505
Charge-offs:
Residential real estate	(10,708)	(11,338)	(8,426)
Multifamily real estate	(5,173)	(1,566)	0
Commercial real estate	(12,739)	(14,587)	(10,439)
Construction:
Residential	(25,405)	(35,236)	(73,385)
Multifamily	(85)	(12,617)	(963)
Commercial	(17,778)	(25,262)	(38,057)
Total construction	(43,268)	(73,115)	(112,405)
Consumer - direct	(3,153)	(3,828)	(3,406)
Consumer - indirect	(543)	(730)	(1,252)
Commercial banking	(8,225)	(3,677)	(9,400)
Total charge-offs	(83,809)	(108,841)	(145,328)
Recoveries:
Residential real estate	187	484	275
Multifamily real estate	145	0	5
Commercial real estate	627	401	71
Construction:
Residential	4,584	4,820	1,112
Multifamily	0	569	0
Commercial	8	0	0
Total construction	4,592	5,389	1,112
Consumer - direct	268	165	78
Consumer - indirect	243	288	388
Commercial banking	602	265	65
Total recoveries	6,664	6,992	1,994
Net charge-offs	(77,145)	(101,849)	(143,334)
Transfers	0	0	(129)
Allowance - loans, end of quarter	248,505	264,850	275,751
Allowance - unfunded commitments, beginning of quarter	10,951	12,323	11,374
Provision	92	(1,120)	0
Charge-offs	(26)	(252)	0
Transfers	0	0	129
Allowance - unfunded commitments, end of quarter	11,017	10,951	11,503
Total credit allowance	$259,522	$275,801	$287,254

Net charge-offs to average net loans (annualized)	4.50%	5.47%	6.40%
Net charge-offs to average net loans (ytd)	4.25%	3.09%	3.19%
Loan loss allowance to total loans	4.20%	4.13%	3.34%
Total credit allowance to total loans	4.39%	4.31%	3.48%
Loan loss allowance to nonperforming loans	30.7%	30.0%	36.9%
Loan loss allowance to nonperforming loans excluding nonaccrual loans carried at fair value
	160.2%	154.3%	121.3%
Total allowance to nonperforming loans	32.1%	31.2%	38.4%

NONPERFORMING ASSETS:
Past 90 days due	$0	$0	$0
Nonaccrual loans	658,678	760,136	646,092
Restructured loans	150,293	123,999	101,437
Total nonperforming loans	808,971	884,135	747,529
OREO	170,010	149,302	81,361
Total nonperforming assets (NPA)	978,981	1,033,437	828,890
Specific reserve on nonperforming assets	(28,269)	(32,128)	(9,898)
Net nonperforming assets	$950,712	$1,001,309	$818,992
Nonperforming loans to loans	13.68%	13.80%	9.07%
NPA to total assets	9.76%	10.61%	6.98%
Loan delinquency ratio (60 days and over)	8.43%	9.29%	7.43%
Classified assets	1,335,505	1,400,663	$1,250,737
Classified assets/total assets	13.32%	14.38%	10.53%

Nonperforming assets by collateral type:
Residential real estate	$127,770	$117,543	$68,045
Multifamily real estate	25,640	27,447	13,474
Commercial real estate	116,826	87,726	44,225
Construction:
Residential	232,228	325,339	441,653
Multifamily	100,263	97,287	27,414
Commercial	231,899	217,650	127,306
Total Construction	564,390	640,276	596,373
Consumer - direct	10,452	9,535	5,232
Consumer - indirect	496	505	1,171
Commercial banking	133,407	150,405	100,370
Total nonperforming assets	$978,981	$1,033,437	$828,890

Sterling Financial Corporation
AVERAGE BALANCE AND RATE
(in thousands, unaudited)	Three Months Ended
	September 30, 2010			June 30, 2010			September 30, 2009
	Average		Average	Average		Average	Average		Average
	Balance	Amount	Rate	Balance	Amount	Rate	Balance	Amount	Rate
ASSETS:
Loans:
Mortgage	$3,954,265	$43,495	4.36%	$4,422,646	$49,048	4.45%	$5,230,402	$66,500	5.04%
Commercial and consumer	2,843,072	42,474	5.93%	3,042,025	44,981	5.93%	3,658,281	52,725	5.72%
Total loans	6,797,337	85,969	5.02%	7,464,671	94,029	5.05%	8,888,683	119,225	5.32%
MBS	1,920,690	18,127	3.74%	1,699,662	18,616	4.39%	2,348,941	27,148	4.59%
Investments and cash	1,101,576	3,722	1.34%	1,196,083	3,815	1.28%	510,093	3,493	2.72%
Total interest-earning assets	9,819,603	107,818	4.36%	10,360,416	116,460	4.51%	11,747,717	149,866	5.06%
Noninterest-earning assets	5,906			(143,420)			420,265
Total average assets	$9,825,509			$10,216,996			$12,167,982

LIABILITIES and EQUITY:
Deposits:
Transaction	$1,738,126	315	0.07%	$1,826,959	496	0.11%	$1,854,150	630	0.13%
Savings	1,653,751	2,288	0.55%	1,627,954	2,934	0.72%	1,730,058	3,434	0.79%
Time deposits	3,671,278	20,036	2.17%	3,910,900	21,633	2.22%	4,611,249	36,542	3.14%
Total deposits	7,063,155	22,639	1.27%	7,365,813	25,063	1.36%	8,195,457	40,606	1.97%
Borrowings	2,152,611	16,580	3.06%	2,515,958	17,051	2.72%	2,771,325	21,103	3.02%
Total interest-bearing liabilities	9,215,766	39,219	1.69%	9,881,771	42,114	1.71%	10,966,782	61,709	2.23%
Noninterest-bearing liabilities	165,568			120,464			193,097
Total average liabilities	9,381,334			10,002,235			11,159,879
Total average equity	444,175			214,761			1,008,103
Total average liabilities and equity	$9,825,509			$10,216,996			$12,167,982

Tax equivalent net interest income and spread		$68,599	2.67%		$74,346	2.80%		$88,157	2.83%

Tax equivalent net interest margin			2.77%			2.88%			2.98%

Sterling Financial Corporation
EXHIBIT A- RECONCILIATION SCHEDULE
(in thousands, unaudited)	Three Months Ended			Nine Months Ended
	Sept 30,	June 30,	Sept 30,	Sept 30,	Sept 30,
	2010	2010	2009	2010	2009

Loss before income taxes	$(48,022)	$(53,773)	$(398,940)	$(186,141)	$(485,401)
Goodwill impairment	0	0	227,558	0	227,558
Provision for credit losses	60,892	70,781	195,505	220,229	341,114
OREO	10,456	17,206	9,808	38,585	36,097
Interest reversal on nonperforming loans	17,302	20,711	16,638	61,734	39,090
FDIC special assessment	0	0	0	0	5,605
Total (1)	$40,628	$54,925	$50,569	$134,407	$164,063

(1) Management believes that this presentation of non-GAAP results provides useful information to investors regarding the effects of the credit cycle on the Company's reported results of operations.

About Sterling Financial Corporation

Sterling Financial Corporation of Spokane, Wash., is the bank holding company for Sterling Savings Bank, a commercial bank. The bank is state chartered and federally insured. Sterling offers banking products and services, mortgage lending, construction financing and investment products to individuals, small businesses, commercial organizations and corporations. As of Sept. 30, 2010, Sterling Financial Corporation had assets of $10.03 billion and operated 178 depository branches throughout Washington, Oregon, Idaho, Montana and California. Visit Sterling’s website at www.sterlingfinancialcorporation-spokane.com.

Sterling Savings Bank ranked “Highest Customer Satisfaction with Retail Banking in the Northwest Region” in the J.D. Power and Associates 2010 Retail Banking Satisfaction Study.℠ Sterling Savings Bank received the highest numerical score among retail banks in the Northwest region in the proprietary J.D. Power and Associates 2010 Retail Banking Satisfaction Study℠. The study was based on 47,673 total responses measuring 6 providers in the Northwest Region (OR, WA) and measures opinions of consumers with their primary banking provider. Proprietary study results are based on experiences and perceptions of consumers surveyed in January 2010. Your experiences may vary. Visit jdpower.com.

Cautionary Statement

The issuance of the securities in the transactions described in this release have not been and will not be registered under the Securities Act of 1933 or any state securities laws, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws. This press release shall not constitute an offer to sell or the solicitation of an offer to buy the securities, nor shall there be any sale of the securities in any jurisdiction or state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction or state.

Forward-Looking Statements

This release contains forward-looking statements that are not historical facts and that are intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. These forward-looking statements may include, but are not limited to, statements about Sterling’s plans, objectives, expectations, strategy and intentions and other statements contained in this release that are not historical facts and pertain to Sterling’s future operating results and capital position, including Sterling’s ability to complete recovery plans, and Sterling’s ability to reduce future loan losses, improve its deposit mix, execute its asset resolution initiatives, execute its lending initiatives, contain costs, realize operating efficiencies and provide increased customer support and service. When used in this release, the words “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates” and similar expressions are generally intended to identify forward-looking statements. Actual results may differ materially from the results discussed in these forward-looking statements because such statements are inherently subject to significant assumptions, risks and uncertainties, many of which are difficult to predict and are generally beyond Sterling’s control. These include but are not limited to: Sterling’s ability to complete the transactions discussed herein, future contemplated capital raises and other aspects of its recapitalization and recovery plans; Sterling’s ability to maintain adequate liquidity, avoid receivership for its banking subsidiaries and its viability as a going concern; the possibility of continued adverse economic developments that may, among other things, increase default and delinquency risks in Sterling’s loan portfolios; shifts in interest rates that may result in lower interest rate margins; shifts in the demand for Sterling’s loan and other products; changes in accounting policies; changes in the monetary and fiscal policies of the federal government; changes in laws, regulations and the competitive environment; and Sterling’s ability to comply with regulatory actions and agreements. Other factors that could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements may be found under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Sterling’s Annual Report on Form 10-K, as updated periodically in Sterling’s filings with the Securities and Exchange Commission. Unless legally required, Sterling disclaims any obligation to update any forward-looking statements.

CONTACT:
Sterling Financial Corporation
Media contact:
Cara L. Coon, 509-626-5348
or
Investor contacts:
David Brukardt, 509-863-5423
or
Daniel G. Byrne, 509-458-3711